COMMERCE GROUP CORP.
                         6001 NORTH 91ST STREET
                     MILWAUKEE, WISCONSIN 53225-1795


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                 TO BE HELD ON FRIDAY, OCTOBER 15, 1999

To the Shareholders of Commerce Group Corp.:

The Annual Meeting of Shareholders of Commerce Group Corp. (the
"Company") will be held at the Tripoli Country Club, 7401 N. 43rd Street, Milwaukee, Wisconsin 53209, on Friday, October 15, 1999, at 3:00 p.m. (local time) for the following purposes:

1. To elect one director to serve for the period specified herein and until his successor is elected and qualified;

2. To ratify the selection of Bruce Michael Redlin, C.P.A. as the Company's independent accountant for the fiscal year ended March 31, 2000; and

3. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Wednesday, August 18, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. IF YOU RETURN AN EXECUTED PROXY AND THEN ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY.

                                     By Order of the Board of Directors

                                     /s/ Edward A. Machulak

                                     Edward A. Machulak

                                     Executive Vice President
                                     and Corporate Secretary
August 18, 1999
Milwaukee, Wisconsin

                           COMMERCE GROUP CORP.
                          6001 NORTH 91ST STREET
                      MILWAUKEE, WISCONSIN 53225-1795


                            PROXY STATEMENT


                            AUGUST 18, 1999

                            ______________


This Proxy Statement is furnished by the Board of Directors of Commerce Group Corp. (respectively the "Board" and the "Company" or "Commerce") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at 3:00 p.m. C.D.T. on Friday, October 15, 1999, or at any adjournment thereof (the "Annual Meeting" or "Meeting") pursuant to the Notice of said Meeting. This Proxy Statement and the proxies solicited hereby are being first mailed to shareholders of the Company on or about August 18, 1999.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to its exercise by giving written notice to the Secretary of the Company. If you return an executed proxy and then attend the Annual Meeting, you may revoke your proxy and vote in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

Unless otherwise directed in the accompanying proxy, persons named therein will vote FOR the election of the one director nominee listed herein and FOR the ratification of the selection of Bruce Michael Redlin, C.P.A. as the Company's independent accountant for the fiscal year ended March 31, 2000. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendations of the Board of Directors.

                          VOTING SECURITIES

The close of business on August 18, 1999 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of June 30, 1999, there were issued, outstanding and entitled to vote 11,728,433 shares of Commerce's common stock, $0.10 par value (common stock). Each share of common stock entitles the shareholder to one vote on all matters presented at the meeting.

           PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Commerce's common stock as of June 30 1999, by
(i) each of its directors who own Commerce common stock, and (ii) all directors and officers as a group.


                                                   Amount and Nature
                                                     of Beneficial
                                                    Ownership (1)(2)
                                                    ----------------
Name and Address
of Beneficial Owner*          Position             Shares      Percent
--------------------          --------             ------      -------
Edward L. Machulak    Chairman of the           1,545,681(3)    13.18%
                      Board, Director,
                      President, Treasurer,
                      Director Emeritus,
                      Member of the Audit
                      and Executive Committee

Edward A. Machulak    Director, Executive         140,858(4)     1.20%
                      Vice President,
                      Secretary and Member
                      of the Executive Committee

Sidney Sodos          Director and Member          45,067         .38%
                      of the Audit Committee

Clayton H. Tebo       Director and Member of       38,818         .33%
                      the Audit Committee

General Lumber &                                  868,000(3)     7.41%
Supply Co., Inc.                               -------------   -------
(General Lumber)

All Directors, Officers                         2,638,424       22.50%
and Affiliates as a Group


*All directors and beneficial owners listed above can be contacted through Commerce's offices located at 6001 N. 91st Street, Milwaukee, Wisconsin 53225-1795.

(1) Unless otherwise indicated, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power.

(2) All shares indicated are based on the ownership of Commerce's shares.

(3) The 1,545,681 common shares owned directly by him as of June 30, 1999 include the 97,161 shares held jointly with his wife, but do not include the 63,100 common shares borrowed by the Company, the 6,958 common shares due for interest on the shares borrowed or pledged on behalf of the Company, and the 868,000 common shares owned by General Lumber, a privately-held company in which he owns 55% of its common shares. If these 938,058 shares were added to the 1,545,681 common shares owned by him directly, then the total shares under his control amount to 2,483,739 and would represent a 21.18% ownership of shares based on 11,728,433 common shares issued and outstanding as of June 30, 1999. This total number of shares does not assume the exercise of the 2,602,635 existing stock options or stock rights into common shares of which 83,900 option shares are owned by his wife, 568,000 option shares are owned by General Lumber, and the balance are owned by unrelated parties.

     The number of common shares owned by Sylvia Machulak, wife of Edward
     L. Machulak, the President of the Company, personally as of June 30, 1999, is 115,967. The number of shares owned by the Sylvia Machulak Rollover Individual Retirement Account as of June 30, 1999, is 250,000. If the shares owned by Sylvia Machulak and her Rollover Individual Retirement Account were added to the 2,483,739 above described shares owned by him and related parties, then the total shares would amount to 2,849,706, or a 24.30% ownership. Mr. Machulak disclaims any beneficial interest in these shares owned by Sylvia Machulak, or her IRA, except the 97,161 shares held jointly.

(4) Does not include 1,000 shares owned by Carol A. Machulak, Edward A. Machulak's wife, in which he disclaims any beneficial interest.

On June 1, 1998, correspondence, together with a loan agreement, had been submitted to a lender for execution in connection with the Company's understanding of a non-related publicly-traded share loan arrangement. The lender verbally acknowledges the loan agreement and all of its terms and conditions, but has not formally executed it in writing. The Company borrowed from the lender a total of 125,300 common shares of a non-related, publicly-held corporation and sold those shares for approximately $529,425. The lender, until January 15, 2000, will have the option of receiving payment by the return of the 125,300 shares borrowed plus interest which is to be paid by the Company's issuing 64,485 of the Company's restricted common shares. In lieu of the payment of the return of the 125,300 non-related company shares, the lender has a right to receive up to 625,235 of the Company's restricted common shares in full payment of the Company's obligations.

On January 27, 1999, and thereafter, amended on May 25, 1999, the Company and its subsidiary, Ecomm Group Inc., entered into an agreement with Interactive Business Channel, Inc. (IBC) to perform certain public relations and to design, develop, market and manage Ecomm's portal site pursuant to a certain business plan agreed to by all parties concerned. In consideration and payment for IBC's services, the Company agreed to issue 500,000 of its restricted common shares at no cost to IBC. The payment is to be made in a series of five installments as follows:
100,000 restricted common shares are to be paid one month after the execution of the agreement, and 100,000 restricted common shares are to be paid each month for the following four months. The first payment of 100,000 shares was made in June 1999.

                  PROPOSAL NO. 1--ELECTION OF A DIRECTOR

NONIMEES FOR ELECTION

The Company's Directors, for continuity, are divided into three Classes:
I, II and III, to permit staggered terms for each class of Directors and they are elected for a three-year term. They are elected by class at each annual meeting. At this annual meeting, one director will be elected to serve until the next election of the Class I Director, for which such Director shall have been chosen and until his successor shall be elected and qualified. The nominees receiving the greatest number of votes at this annual meeting for the one Director vacancy position will be elected. The number of Directors which shall constitute the whole board shall be five, but such number may be altered from time to time by amendment of the By-Laws provided that such number shall not be less than three nor more than twelve. Presently, four Directors constitute the total number of Directors.

The nominee for election as Class I Director at this Annual Meeting is set forth in the table below. He is an incumbent Director who was elected at the 1996 Annual Meeting of Shareholders for a three-year term. The nominee has consented to serve as a Director, if elected. Unless authority to vote for any Director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominee. In the event that the nominee for Director should before the Meeting become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, the nominee will be available to serve.

THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE NOMINEE LISTED BELOW.

                                                     Class Expiration
Nominee           Age   Position    Director Since   of Term of Office
-------           ---   --------    --------------   -----------------
Clayton H. Tebo    86   Director    March 11, 1991     Class I, 2002


Clayton H. Tebo, age 86, has been a Director of the Company since March 11, 1991. He was elected as a member of the Audit Committee on February 9, 1998. Mr. Tebo had been a Director of the Company from the Company's inception, September 1962 through March 1, 1969. Mr. Tebo has been retired since March 1969, however, he has been retained from time to time by the Company as a consultant for special projects. He also was the special assistant to the President prior to and after his 1969 retirement.

OTHER DIRECTORS WHOSE TERMS OF OFFICE HAVE NOT EXPIRED

Class II Director - term expires in 2000

Edward A. Machulak, age 47, (son of the Chairman and President) has been a Director since October 28, 1985, and he was elected as a member of the Directors' Executive Committee on March 11, 1991; Executive Vice President as of October 16, 1992; Secretary as of January 12, 1987; and he was the Assistant Secretary from April 15, 1986 through January 12, 1987. His business experience is as follows: Director and Corporate Secretary of General Lumber & Supply Co., Inc., a building material wholesale and retail distribution center from April 1, 1970 to November 1983; Director and President of Gamco, Inc., a marketing and advertising company, from November 1983 to present; Director and President of Circular Marketing, Inc., an advertising and marketing business, from March 1986 to present; Director and President of MacPak, Inc., a developer of an Internet City Guide (miy.com), since September 26, 1996 to present; Director and President of Edjo, Ltd., a company involved in the development , subdividing and sale of land and real estate from June 7, 1973 to present; Director and President of Landpak, Inc., a corporation which owns, operates, manages and sells real estate from September 1985 to present; and he was involved in other corporate real estate ventures and business activities since 1976.

Class III Director - term expires in 2001

Edward L. Machulak, age 73, has been elected as a Class III Director and he has been employed by the Company since September 1962. Mr. Machulak has served as the President, Director, and Chairman of the Board of Directors of the Company since 1962, Treasurer since 1978, and on March 11, 1991, he was elected as a Member of the Directors' Executive Committee. On February 9, 1998, he was elected as a member of the Audit Committee.

He is a Director and the President for each of the Company's subsidiaries except he is the Treasurer only for Ecomm Group Inc.: Homespan Realty Co., Inc.; Ecomm Group Inc.; San Luis Estates, Inc.; San Sebastian Gold Mines, Inc.; and Universal Developers, Inc. He is the authorized representative of the Commerce/Sanseb Joint Venture. He is a Director and Treasurer of Mineral San Sebastian S.A. de C.V. Also, he is involved in various capacities with the following companies: General Lumber & Supply Co., Inc., Director; Edjo, Ltd., Director and Secretary; and Landpak, Inc., Director and Secretary.

Sidney Sodos, age 61, has been elected as a Class III Director. He was elected as a Member of the Audit Committee on February 9, 1998. Mr. Sodos is the senior member of the law firm of Sodos, Kafkas & VanEss, S.C. He is licensed and has practiced law in the federal and state courts in the State of Wisconsin for a period of more than 35 years. He specializes in corporate litigation and media law. He was the Executive Director of the American Federation of Television and Radio Artists in the States of Wisconsin and Illinois (1974-1981). He served as a member of the North Shore East Water Trust, a division of a local municipality. He also was a moderator of a radio program (WTMJ Milwaukee, Wisconsin) "The Law and Sometimes Justice."

COMMITTEES AND MEETINGS

The Board of Directors has an Audit Committee and an Executive Committee. It does not have a Compensation or Investment Committee as the Board of Directors in its entirety or the Executive Committee act on those matters.

The Audit Committee of the Board of Directors which was formed on February 9, 1998, currently consists of three members: Messrs. Edward L. Machulak, Sidney Sodos and Clayton H. Tebo. The Audit Committee reviews, acts on, and reports to the Board of Directors with respect to auditing performance and practices, risk management, credit risks, financial accounting and tax matters. The Committee reviews the selection of the Company's independent accountant, the scope of the annual audit, the nature of non-audit services, the fees to be paid to the independent accountant, the performance of the Company's independent accountant, the accounting practices of the Company, and all matters related. It meets every quarter after the regular quarterly Directors' meeting. There is no additional compensation paid for being a member of the Audit Committee.

The Executive Committee of the Board of Directors currently consists of Messrs. Edward L. Machulak and Edward A. Machulak (son of the President). The Executive Committee was formulated to provide the authority to act on behalf of the Directors during such time when the Directors are not in session; two members of the Directors are elected to this committee. The Executive Committee provides additional resources to assist management in making strategic decisions, consults with management on technical, tactical, organizational and administrative matters, acquisitions and dispositions, exploration targets, mergers and policies regarding the long-term growth of the Company. The fee paid to a Director of the Executive Committee, (except the President), is $400 for each meeting attended.

During the Company's fiscal year ended March 31, 1999, the Board of Directors met four times at the regularly scheduled meeting and once at the Annual Directors' meeting. The Audit Committee met four times after the regularly scheduled Directors' meeting and once after the Annual Directors' Meeting. The Executive Committee met at each of the scheduled eight meetings. All of the Directors holding office attended 100% of each of the meetings.

The Director's fees (excluding the President) are based on a minimum of four quarterly scheduled meetings held in February, May, August and November of each year at $1,200 for each meeting held. These fees, together with travel and out-of-pocket expenses, if any, are payable quarterly on the date of each quarterly scheduled meeting or if no quarterly meeting is held then such fees are payable on the second Monday of said month that the meeting was to be held. On January 1, 1981, the Directors unanimously agreed by resolution that cash payment of Directors' fees will be deferred until such time as the Company has adequate annual operating profits and a cash flow to make such payments. This resolution was reconfirmed on October 16, 1992. On September 16, 1994, at the Annual Directors' Meeting, the Directors unanimously adopted a resolution that in lieu of cash payment of Directors' fees, the Directors have a right to obtain the Company's common shares on or before the close of each fiscal year based on the lowest bid price during the twelve-month period preceding the issuance of the common shares. The Directors are encouraged to own the Company's common shares. During March 1999, three Directors exercised their rights to convert the sum due to them for Director fees and Officer compensation which combined amounted to $24,800 for 66,134 of the Company's common shares. The conversion price for these shares was based on a bid price of $.375 per share.

                         EXECUTIVE COMPENSATION

                       SUMMARY COMPENSATION TABLE

The following table discloses compensation for the three fiscal years ended March 31, earned, but not received (accrued) by the Company's Chief Executive Officer; there was no other Company Executive Officer who was paid in excess of $100,000 in compensation in this fiscal year:



                                                               All Other
Name and                                                     Compensation
Principal                    Annual Compensation (1)         (1)(2)(3) &
Position            Year             Salary             Bonus     (4)
--------            ----             ------             -----     ---
Edward L. Machulak  1999  $165,000 (None Paid-Accrued) (1)&(2)   None
(Chairman,          1998  $165,000 (None Paid-Accrued) (1)&(2)   None
President,          1997  $139,875 (None Paid-Accrued) (1)&(2)   None
Chief Executive
Officer and
Treasurer)

(1) The salaries payable to Edward L. Machulak amount to $1,674,015 and were accrued since April 1, 1981, or for a period of 18 years: 11 years at $5,645 monthly, four and one-half years at $9,562.50 monthly, and two and one-half years at $13,750 monthly. The accrual of salaries is at the request of the Company to assist the Company with its cash preservation. The salaries do not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or ten percent of the total amount of accrued annual salary and bonus owed to him.

(2) On February 16, 1987, by a Consent Resolution of all of the Directors, Edward L. Machulak, the President, was awarded as a bonus compensation the following: For a period of twenty (20) years, commencing the first day of the month following the month in which the Company begins to produce gold from its El Salvadoran gold mining operations, the Company will pay annually to the President two percent (2%) of the pre-tax profits earned from these operations.

(3) On March 11, 1991, the Directors decided that it would be in the best interest of the Company to reactivate its Executive Committee with authority to act on behalf of the Directors during such time when the Directors are not in session; two members were elected to this committee. The Executive Committee meets each month or more often when a regular Directors' meeting is not held. The members of the Executive Committee (excluding the President of the Company, who is a Director and a member of the committee) receive a $400 compensation fee for each meeting attended. During this fiscal year, a total of eight executive meetings were held and all were 100% attended. On February 9, 1998, the Directors formed an Audit Committee which will meet after each quarterly meeting providing there is business to be conducted, at no additional compensation. During the fiscal period ended March 31, 1999, five meetings were held and all were 100% attended.

(4) Members of the Board of Directors who were Directors as of December 5, 1979, and Directors thereafter who have been a Director for a period of 15 years or more and do not stand for re-election shall become Directors Emeriti. Such Directors are entitled to receive notice of all Board meetings, to attend such meetings, and to receive Directors' fees regardless of attendance at any meeting, at a fee of not less than that provided prior to becoming a Director Emeritus. An individual serving solely as a Director Emeritus is not entitled to vote on any matter before the Board nor to be counted as a member of the Board for the purpose of determining a quorum. At present, there is no person who is not a Director that qualifies as a Director Emeritus.

There have never been any arrangements or understandings between any Director and any other person pursuant to which any Director was selected as a Director.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES

There were no Options/SAR benefits provided to any Officers for compensation during this fiscal period.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by all of the Directors; presently Edward L. Machulak, Edward A. Machulak, Sidney Sodos and Clayton H. Tebo. During the fiscal year ended March 31, 1999, the Directors have considered many factors such as business performance, cash preservation, Company goals, and whatever other component that was necessary to arrive at a just compensation for the Company's Officers. They also considered the needs of attracting, developing, rewarding and retaining highly qualified and productive individuals by providing them with attractive compensation awards. The Directors want to ensure compensation levels that are externally competitive and internally equitable, therefore, the Directors agreed to provide an encouraging executive stock ownership program to enhance a mutuality of interest with other shareholders. The Directors are committed to a strong, positive link between the Company's achievement of its goals, taking into consider ation its financial condition and compensation and benefits plans.

BASE SALARY

The Directors review each executive officer's salary annually. In determining appropriate salary levels, they consider the level and scope of responsibility, experience, Company and individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility. By design, they strive to set executives' salaries at competitive market levels.

They believe maximum performance can be encouraged through the use of appropriate incentive programs. Incentive programs for executives are as follows:

ANNUAL INCENTIVES

Annual incentive awards are made to executives and managers to recognize and reward corporate and individual performance. The Directors' plan provides an incentive fund. A portion of the available bonus is reserved for discretionary performance awards by the Company's President for other employees whose efforts and performance are judged to be exceptional.
Due to the Company's preservation of cash and because the Company has limited revenues and it is not in full gold production, the incentives have been deferred, but are expected to be payable at some future date.

The amount individual executives may earn is directly dependent upon the individual's position, responsibility, and ability to impact the Company's financial success. External market data is reviewed periodically to determine competitive incentive opportunities for individual executives.

EQUITY-BASED COMPENSATION

NON-STATUTORY STOCK OPTION ("NSO") AND STOCK APPRECIATION RIGHTS ("SAR")
PLANS

The purpose of these plans is to provide additional incentives to employees to work to maximize shareholder value. The NSO and SAR plans generally utilize a vesting period to encourage key employees to continue in the employ of the Company. The Directors are charged with responsibility for administering and granting non-statutory stock options and stock appreciation rights. Due to the Company not being in full gold production and having indeterminable profits, no NSOs or SARs have ever been granted, but it is intended to provide these benefits at such time in the future as determined by the Directors.

SERVICES AND CONSULTING COMPENSATION PLAN COVERED UNDER S.E.C. FORM S-8 REGISTRATIONS

A Securities and Exchange Commission Form S-8 Registration Statement under the Securities Act of 1933 had been filed and was effective as of April 4, 1994, Registration No. 33-77226, registering a total of 500,000 of the Company's common shares, $0.10 par value. The purpose of this filing is to provide employees, consultants and others that perform services for the Company, its common shares in lieu of cash for services rendered. The Plan also provides that the Directors may provide stock and/or option grants under the terms and conditions of this agreement. Since April 4, 1994, the Company has issued under this Plan its common shares in payment for compensation as follows: Director fees, including accumulated fees from prior years, 56,155; due to Officers, 32,148; employee bonuses, 165,836; consulting fees, 40,700; and for services rendered, 205,161; for a total of 500,000 shares. Five hundred common shares were issued to the President. As of March 31, 1999, all of the 500,000 Company common shares have been issued.

On July 16, 1998, the Company filed its second Securities and Exchange Commission Form S-8 Registration Statement No. 333-59209 under the Securities Act of 1933, to register one million of the Company's $0.10 par value common shares for the purpose of distributing shares pursuant to the guidelines of the Company's Services and Consulting Compensation Plan. From the 1,000,000 shares registered, as of June 30, 1999, 172,731 shares were issued as follows: Director fees, 34,931; due to Officers, 40,000; employee bonuses, 75,500; and for services rendered, 22,300.

CHIEF EXECUTIVE OFFICER

In order to induce the President of the Company, Mr. Edward L. Machulak, to continue using his best efforts to place the gold mines into production and to have the Company operate an Internet business, the Directors have assured him that he will be adequately compensated for his achievements. This additional recompense is to make certain that the Company's goal to produce gold is realized and that an Internet business will be established. The Directors believe that maximum performance will be achieved due to the assurance of these continuos promises.

The fact that the President of the Company has not received any cash payment for salaries for more than 18 years and that the value of the amount due to him has deteriorated due to inflation and other factors, the Directors have agreed to justly take these conditions into consideration at such time when the Company will be in a position to make a cash or any other mutually satisfactory payment arrangement.

The Directors believe that the Company's President is achieving the Company's objective considering that the funding arrangements continue to be problematic.

EMPLOYMENT AGREEMENTS

With the exception of the disclosure made herein relative to Mr. Edward
L. Machulak's (President) bonus compensation, and because the Directors have agreed that he will be adequately compensated at such time as the Company's Joint Venture will be producing gold, he has no separate employment agreements, but he has a general understanding of the incentive compensation to be provided to him. There are no termination or severance arrangements.

                            PERFORMANCE GRAPH

The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Media General Financial Services of Richmond, Virginia prepared the Company's Performance Graph assuming that $100 was invested on March 31, 1994, by the purchase of the Company's shares and it then compares the Company's performance through January 29, 1999 (the date on which the Company's shares were halted from trading), against two measurements:
the NASDAQ Market Index (used as the Broad Market Index) and the Peer Group Index (Industry SIC Code Index 1041--Gold Ores). The Company's shares were halted from trading on Nasdaq from January 29, 1999 through March 31, 1999, and then were delisted on March 31, 1999. Trading then took place on the pink sheets and on the Over the Counter Bulletin Board
(OTCBB) beginning on May 5, 1999.   Some companies in last year's "New
Peer Group" were delisted from trading or quotes and/or information was not available to Media General Financial Services. They are no longer trading on an exchange or have been delisted. Therefore, this year's "Peer Group" only includes those companies that were used last year for which information was available. The graph also assumes the reinvestment of dividends, if any, for each measurement period. The information shown on the chart below is historical and does not reflect the value of the gold ore reserves.

[The chart/graph could not be converted into ASCII. The data used to make the chart/graph is listed below.]


                  COMPARISON OF CUMULATIVE TOTAL RETURN
                OF COMPANY, PEER GROUP AND BROAD  MARKET
-----------------------------FISCAL YEAR ENDING MARCH 31----------------

COMPANY              1994    1995     1996     1997     1998  01/29/1999
-------              ----    ----     ----     ----     ----  ----------
COMMERCE GROUP CORP.  100   327.27   200.00   154.55    68.18   122.73
NASDAQ MARKET INDEX   100   106.09   142.70   159.64   241.26   333.61
PEER GROUP            100    74.92   110.51   115.66    81.10    61.58


The Broad Market Index chosen was the NASDAQ Market Index.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a) TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company's past revenues have been insufficient to meet its financial obligations when they became due. Various transactions with management on an individual basis and with the affiliates were entered into by the Company in order to utilize assets whenever possible, other than cash to meet its or its affiliates' obligations when due and thereby preserve the Company's cash resources for use in meeting its other liabilities. These disclosures are updated herein as follows:

(1) EDWARD L. MACHULAK TRANSACTIONS (PRESIDENT OF THE COMPANY)

With the consent and approval of the Directors, the President of the Company, as an individual and not as a Director or Officer of the Company, entered into the following financial transactions with the Company, the status of which is reflected as of March 31, 1999:

The Company, in an attempt to preserve cash, had prevailed on its President to accrue his salary for the past 18 years: 11 years at $67,740 annually ($745,140); four and one-half years at $114,750 annually
($516,375); and two and one-half years at $165,000 annually ($412,500) for a total of $1,674,015.

The amount of funds which the Company has borrowed from its President from time to time, together with accrued interest, amounts to $2,568,600. To evidence this debt, the Company, with the Directors' approval, had issued its President a series of open-ended, secured, on-demand promissory notes, with interest payable monthly at the prime rate plus 2%, but not less than 16% per annum.

In order to satisfy the Company's cash requirements from time to time, the Company's President has sold or pledged as collateral for loans, shares of the Company's common stock owned by him. In order to compensate its President for selling or pledging his shares on behalf of the Company, the Company has made a practice of issuing him the number of restricted shares of common stock equivalent to the number of shares sold or pledged, plus an additional number of shares equivalent to the amount of accrued interest calculated at the prime rate plus 3% per annum and payable monthly. The Company received all of the net cash proceeds from the sale or from the pledge of these shares. The Company returned all of the shares (20,200) borrowed from him and issued 26,523 restricted common shares in full payment for the interest during this fiscal period. It may owe additional common shares for such shares loaned or pledged by him for collateral purposes to others for the benefit of the Compa ny, all in accordance with the terms and conditions of Director approved open-ended loan agreements dated June 20, 1988, October 14, 1988, May 17, 1989, and April 1, 1990.

On February 16, 1987, the Company granted its President, by unanimous consent of the Board of Directors, compensation in the form of a bonus in the amount of 2% of the pre-tax profits realized by the Company from its gold mining operations in El Salvador, payable annually over a period of 20 years commencing on the first day of the month following the month in which gold production commences.

PRESIDENT'S OWNERSHIP OF MINERAL SAN SEBASTIAN S.A. DE C.V. (MISANSE) COMMON SHARES

Prior proxy statements have detailed the circumstances in which the President has acquired on December 10, 1993, the ownership of 203 Misanse common shares. In addition, as of June 1995, he personally, for his own account, purchased an additional 264 Misanse common shares from a Misanse shareholder in an arms-length transaction. There are a total of 2,600 Misanse shares issued and outstanding. The Company has agreed in connection with the issuance of the mining concession from the Government of El Salvador not to exceed its 52% Misanse stock ownership.

COLLATERAL PLEDGED TO SECURE THE PROMISSORY NOTES

The following collateral is held by Edward L. Machulak: (1) 2,002,037 shares of the Sanseb $0.10 par value common stock; (2) 1,346 Mineral San Sebastian, S.A. de C.V. common shares, 100 colones par value; (3) 300 Homespan Realty Co., Inc. no par value common shares; (4) 1,800 Universal Developers, Inc. no par value common shares; (5) 419,000 International Property Exchange, Inc. $0.05 par value common shares; (6) one voting membership certificate of San Luis Valley Irrigation Well Owners, Inc.;
(7) certificate no. 312 consisting of .001447 units of Augmentation Plan Number One of San Luis Valley Irrigation Well Owners, Inc.; (8) 100 Piccadilly Advertising Agency, Inc., (name changed to Ecomm Group Inc. on January 27, 1999), $0.10 par value common shares; (9) two Deeds of Trust to Colorado Public Trustee granted by San Luis Estates, Inc. to Edward L. Machulak are described as follows: one Deed of Trust is dated March 20, 1984, and includes four parcels of land; and the other Deed of Trust is dated October 4, 1982, and consists of six parcels of land located in the San Luis North Estates Subdivision, Costilla County, Colorado; (10) a deed of trust (jointly held with a related company in which he is involved) which contains approximately 331 acres of real estate known as the "Standing Rock Campground" located in the Lake of the Ozarks, Camden County, Missouri; (11) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (12) all of its current investment holdings; (13) all other miscellaneous assets owned by the Company filed under the Uniform Commercial Code requirements, and all other assets owned by the Joint Venture and/or its subsidiaries; (14) the assignment and pledge with others all rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and (15) the cross-pledge collateral rights.

(2) EDWARD L. MACHULAK ROLLOVER INDIVIDUAL RETIREMENT ACCOUNT (ELM RIRA)

The Company had borrowed an aggregate of $550,951, including accrued interest, from the Company's President's ELM RIRA. These loans are evidenced by the Company's open-ended, secured, on-demand promissory note, with interest payable monthly at the prime rate plus 4% per annum, but not less than 16% per annum.

The following collateral is held by the ELM RIRA: (1) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (2) the assignment and pledge of all the rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and (3) the cross-pledge collateral rights.

(3) GENERAL LUMBER & SUPPLY CO., INC. ("GENERAL LUMBER")

Also with the consent and approval of the Directors, a company (General Lumber) in which the President has a 55% ownership entered into the following agreements, and the status is reflected as of March 31, 1999:

General Lumber has been issued an open-ended, secured, on-demand promissory note by the Company which at March 31, 1999 amounts to $1,493,026; the annual interest rate is 4% plus the prime rate, but not less than 16%, and it is payable monthly.

The Company leases approximately 4,032 square feet on a month-to-month basis for its corporate headquarters office; the monthly rental charge is $2,789, and the annual amount charged for the past three fiscal years is as follows: 1999, $33,468; 1998, $33,468; and 1997, $33,468.

General Lumber provides consulting, administrative services, use of data processing equipment, use of its vehicles and other property as required by the Company. Total charges for these services were as follows: 1999, $7,680; 1998, $8,040; and 1997, $7,950.

In lieu of cash payments for the office space rental and for the consulting, administrative services, etc., these amounts due are added each month to General Lumber's open-ended, secured, on-demand promissory note issued by the Company.

In addition, General Lumber does use its credit facilities to purchase items needed for the Joint Venture's mining needs.

The collateral specifically pledged to General Lumber securing the promissory note(s) is as follows: (1) 48,645 San Luis Estates, Inc. common shares, $0.50 par value; (2) a deed of trust issued jointly with the President of the Company dated November 3, 1983, by and between Homespan Realty Co., Inc., as party of the first part, which is a lien on the 331-acre Standing Rock Campground located in Camdenton, Missouri; (3) an interest with the President of the Company in an assignment and pledge of all of the corporate assets and on all of its subsidiaries' assets which has been filed under the Uniform Commercial Code requirements; (4) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (5) the assignment and pledge with others of all rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and (6) the cross-pledge collateral rights.

The Company purchased from General Lumber during its fiscal year ended March 31, 1999, on behalf of its Joint Venture, various items that it required from time to time. These purchases are believed to have been at a price and at terms equal to or better than generally offered to others.

On July 12, 1999, the Company, in a compromise of the extension of the promissory notes and credit from General Lumber, issued to General Lumber two-year options to purchase 500,000 of its restricted common shares at a price of fifty cents for each share.

(4) SYLVIA MACHULAK ROLLOVER INDIVIDUAL RETIREMENT ACCOUNT

The President's wife's Individual Retirement Account ("IRA") has the Company's open-ended, secured, on-demand promissory note in the sum of $327,676 which bears interest at an annual rate of prime plus three percent, but not less than 16% and the interest is payable monthly. On December 14, 1996, she acquired a four-year stock option to purchase 83,900 of the Company's restricted common shares at a price of $3.00 each which expires December 13, 2001. This stock option transaction had the same terms as were entered into with other third party arms-length transactions.

This IRA has as collateral the following: (1) 48,645 San Luis Estates, Inc. common shares, $0.50 par value; (2) 12 lots located in Fort Garland, Costilla County, Colorado; (3) 30 lots located in the San Luis North Estates Subdivision, Costilla County; (4) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (5) assignment and pledge of all the rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and (6) the cross-pledge collateral rights. On a personal basis, the President's wife has performed consulting services which have not been paid over the past years.

(5) CROSS-PLEDGE COLLATERAL AGREEMENT

The President, Edward L. Machulak, as an individual and not as a Director or Officer of the Company, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account, individually are entitled to specific collateral that has been pledged to them by the Company, its subsidiaries, affiliates, and the Joint Venture. Upon default by the Company, or its subsidiaries, affiliates, or the Joint Venture, Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account have the first right to the proceeds from the specific collateral pledged to each of them. The Company, its subsidiaries, its affiliates, and the Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: Edward L. Machulak, the Edward L. Machulak Rollover Individual Reti rement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account. The purpose and the intent of the cross-pledge of collateral is to assure Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account, that each of them would be paid in full; and, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account, and then to divide the total debt into each individual debt to establish each individual percentage of the outstanding debt due. This percentage then will be multiplied by the total of the e xcess collateral to determine the amount of proceeds derived from the excess collateral due to each of them.

(6) CANCELLATION OF THE INTER-COMPANY DEBTS UPON DEFAULT

Since part of the collateral pledged to Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account is the common stock of Homespan Realty Co., Inc., Piccadilly Advertising Agency, Inc., (name changed to Ecomm Group Inc. on January 27, 1999), San Sebastian Gold Mines, Inc., San Luis Estates, Inc.; Mineral San Sebastian, S.A. de C.V., Universal Developers, Inc., and one hundred percent of the Company's interest in the Commerce/Sanseb Joint Venture, the Company agreed, upon default of the payment of principal or interest to any of the lenders mentioned herein, that it will cancel any inter-company debts owed to the Company by any of its wholly-owned subsidiaries or affiliates at such time as any of the stock or Joint Venture ownership is transferred as a result of default of any promissory note.

(7) GUARANTORS

The agreement among the lenders further confirms that the Company and all of the following are guarantors of loans made to each of the lenders mentioned above: Commerce/Sanseb Joint Venture; Homespan Realty Co., Inc.; Piccadilly Advertising Agency, Inc., (name changed to Ecomm Group Inc. on January 27, 1999); San Luis Estates, Inc.; San Sebastian Gold Mines, Inc.; and Universal Developers, Inc. They jointly and severally guaranteed payment of the note(s) that the Company and they caused to be issued and also agreed that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgage/deeds of trust securing these notes. Also, the Company and all of its subsidiaries and affiliates, including the Commerce/Sanseb Joint Venture, agreed to the cross-pledge of the collateral for the benefit of Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover In dividual Retirement Account.

(8) DIRECTORS' TRANSACTIONS

The Directors, by their agreement, have deferred cash payment of their Director fees beginning on January 1, 1981, until such time as the Company's operations are profitable. In the past, Directors were allowed to cancel the payment for fees earned by them by accepting the Company's restricted common shares. Said pricing of shares varied and were dependent partially on the market value of the tradable common shares. Beginning with October 1, 1996, the Director fees are $1,200 for each quarterly meeting and $400 for the attendance of any other Directors' meeting. The Executive Director fees beginning on October 1, 1996, were fixed at $400 a meeting. The Directors and Officers have a right to exchange the amount due to them for the Company's common shares. The Director/President of the Company does not receive any Director fees.

On September 16, 1994, the Directors adopted a resolution offering the Directors and Officers of the Company (President not included) a right to exchange the compensation due to them for the Company's common shares valued at the lowest bid quote reflected in the NASD Monthly Statistical Report during a twelve-month period preceding the exercise of this right during March of each fiscal year. During March 1999, the Directors/Officers exercised their rights to purchase 66,134 shares at a price of $0.375 per share which was the low bid price prior to the Nasdaq trading halt, in payment of all compensation due to them as of March 31, 1999.

(9) MACHULAK, HUTCHINSON, ROBERTSON & O'DESS, S.C. ("LAW FIRM")

The Law Firm which represents the Company in which a son of the President is a principal is owed as of March 31, 1999, the sum of $197,139 for legal services rendered some of which dates back to the amount due from July 1984. The amount due is based on the present current hourly rate charged to the Company. By agreement, these fees are to be adjusted to commensurate with the hourly fees charged by the Law Firm on the date of payment. Also, the son of the President and his son's wife have the Company's open-ended, on-demand promissory note in the sum of $69,426 which bears interest at an annual rate of 16% payable monthly.

(10) INTERCOMPANY TRANSACTIONS AND OTHER TRANSACTIONS

(a) In addition to the transactions between the Company and General Lumber, and certain individuals who also are Directors and Officers of the Company and between the Company and its Officers, Directors and affiliates, the Company has had transactions with its majority-owned subsidiaries, San Luis Estates, Inc., Universal Developers, Inc., Homespan Realty Co., Inc., Piccadilly Advertising Agency, Inc., (name changed to Ecomm Group Inc. on January 27,
     1999), San Sebastian Gold Mines, Inc., Mineral San Sebastian S.A. de C.V., and substantial transactions with the Commerce/Sanseb Joint Venture.

(b) The Company formerly advanced funds, allocated and charged its expenses to the Joint Venture. The Joint Venture in turn capitalized all of these advances, allocations and expenses. During this fiscal year the Company restated its prior period financial statements.

     The Company changed its consolidation policy to include the income and expenses and the assets, liabilities and equity of its Joint Venture rather than show it as an investment on the balance sheet. The consolidated balance sheets for March 31, 1999 and 1998 and the consolidated statements of changes in shareholders' equity, consolidated statements of cash flows and consolidated statements of operations for the years ended March 31, 1999, 1998 and 1997 were also restated to reflect this change.

     The balance sheet effect of the change in policy was to reduce the Joint Venture advances by a total of $5,397,146 which consisted of the following amounts: $1,822,686 for 1999; $1,511,895 for 1998;
     $1,012,739 for 1997; $816,029 for 1996 and $233,797 for prior years.
     Retained earnings were reduced by an offsetting amount. The consolidated statements of changes in shareholders' equity were also restated to reflect these changes.

     The consolidated statements of operations for the years ended March 31, 1999, 1998 and 1997 were restated to eliminate interest income earned from the Joint Venture. The amounts were $1,822,686, $1,511,895 and $1,012,739 for 1999, 1998 and 1997 respectively.

     The consolidated statements of cash flows for 1999 and 1998 and prior years were also restated to reflect the changes in operating profits (losses) that are outlined above.

     The Company has adopted a policy to maintain an independent separate record of the amount due to it and to Sanseb as Joint Venturer.
     This independent accounting will be maintained to reflect the individual investments and the amount due to each Joint Venturer and will become the official record for future cash distributions to each Joint Venturer on this basis. All of the advances and interest earned will be paid before the distribution of any of the Joint Venturer's profits.

(c) The Company maintains a separate accounting for the funds advanced to the Joint Venture and for the interest charged which is the prime rate quoted on the first business day of each month plus four percent and said interest is payable monthly. These advances, together with interest, are to be paid to the Company prior to the distribution of any profits.

COMPANY NET ADVANCES TO THE JOINT VENTURE
-----------------------------------------

                            Total Advances    Interest Charges
                            --------------    ----------------
Balance April 1, 1990        $ 1,625,163         $   252,060
 Year Ended March 31, 1991       718,843             266,107
 Year Ended March 31, 1992       698,793             312,004
 Year Ended March 31, 1993     1,003,617             347,941
 Year Ended March 31, 1994     1,155,549             451,180
 Year Ended March 31, 1995     2,884,078             751,389
 Year Ended March 31, 1996     3,122,766           1,286,739
 Year Ended March 31, 1997     3,894,692           1,567,375
 Year Ended March 31, 1998     4,397,007           2,179,731
 Year Ended March 31, 1999     3,653,481           2,590,144
                             -----------         -----------
                             $23,153,989         $10,004,670

Advances by three of the
 Company's wholly-owned
 subsidiaries                    590,265                   0
                             -----------         -----------
Total Net Advances
 March 31, 1999              $23,744,254         $10,004,670
                             ===========         ===========

(d)  TRANSACTIONS WITH PENSION OR SIMILAR PLANS

During December 1983, the Company's Board of Directors authorized the Company to establish a Cash or Deferred Profit Sharing Plan and Trust to meet the requirements for a qualified employee benefit plan as set forth in Section 401 et seq of the 1954 Internal Revenue Code, Section 401(k) and further authorized that, in lieu of cash, certain assets could be placed in this plan for those who qualify. Since all of the Company's assets are pledged as collateral in connection with outstanding loans, and because of the Company's limited cash position, this plan was not effected, however it is intended to effectuate the plan as soon as it is able to fund it or make other amenable arrangements.

(e)  TRANSACTIONS WITH PROMOTERS

The Company has entered into several consulting agreements with finders of funds. These finders may be deemed to be promoters. Reference is made to the contractual arrangements entered into by and between the Company, Ecomm Group Inc. and Interactive Business Channel, Inc., on page 3 of this proxy statement.

(f)  TERMINATION OF EMPLOYMENT--NONE

(g)  COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and related
Securities and Exchange Commission rules require that directors, executive officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of the Company's shares and that any late filings be disclosed.

The Company believes that each Director and/or Officer has not intentionally been remiss in filing Securities and Exchange Commission Forms 3, 4, or 5 and amendments thereto on a timely basis during the fiscal year ended March 31, 1999. The Company is not responsible for incorrect information supplied to it by its Directors or Officers in regard to compliance with Section 16(a) of the 1934 Act.

PROPOSAL NO. 2--RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANT

The Board of Directors selected Bruce Michael Redlin, certified public accountant as the Company's independent accountant for the fiscal year ended March 31, 2000. Shareholders will be asked to ratify the selection of Bruce Michael Redlin at the Annual Meeting. Ratification will require the favorable vote of the holders of a majority of the common stock represented and voting at the Meeting. Although ratification of the accountant by the shareholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company. If the shareholders do not ratify this appointment, other firms of certified public accountants will be considered by the Board of Directors. Bruce Michael Redlin was the Company's independent accountant for the fiscal year ended March 31, 1999. Mr. Bruce Michael Redlin has been conducting audits for the Company beginning with the year ended March 31, 1982 audit. He is expected to attend the Annual Meetin g with the opportunity to make a statement if he desires or is required to do so and he, or a representative, will be available at that time to respond to appropriate questions.

            SHAREHOLDERS' PROPOSAL FOR NEXT ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the next annual meeting of shareholders, expected to be held on October 20, 2000 must be received at the office of the Secretary of the Company by January 10, 2000, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                           ANNUAL REPORT

The Company's fiscal year ended March 31, 1999 Annual Report to
Shareholders has been mailed to shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

On or about June 23, 1999, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K. This Report contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which, except for exhibits, are included in the Annual Report to Shareholders. A copy of the Annual Report will be furnished without charge upon written request to: Investor Relations, Commerce Group Corp., 6001 North 91st Street, Milwaukee, Wisconsin 53225.

                     EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. In addition to use of the mails, certain officers, directors and employees of the Company, without receiving additional compensation, may solicit proxies personally by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

                          OTHER MATTERS

Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment. The above Notice, Proxy Statement and Form of Proxy are sent by Order of the Board of Directors. The Directors urge you to attend this meeting and if you are not able to attend, please submit your proxy. Your interest and cooperation is greatly appreciated.





                                   /s/ Edward A. Machulak

                                   Edward A. Machulak

                                   Executive Vice President
                                   and Corporate Secretary

August 18, 1999

PROXY                      COMMERCE GROUP CORP.                     PROXY
                          6001 NORTH 91ST STREET
                     MILWAUKEE, WISCONSIN 53225-1795

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward L. Machulak and Edward A. Machulak as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Commerce Group Corp. held of record by the undersigned on August 18, 1999, at the annual meeting of shareholders to be held on October 15, 1999, or any adjournment or adjournments thereof.

1.   Directors recommend a vote for election of the following Director:

     CLAYTON H. TEBO, Class I Director, term expiring at the 2002 Annual
      Shareholders' Meeting

           __________  FOR     __________  WITHHOLD AUTHORITY


2. Proposal to approve the appointment of BRUCE MICHAEL REDLIN as independent public accountant of the corporation.

      __________  FOR  __________   AGAINST  __________  ABSTAIN


3. In their discretion on any other matter which may properly come before the meeting or any adjournment or adjournments thereof.

               (Continued and to be signed on reverse side)

                      (Continued from other side)


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of the listed director, and for the appointment of Bruce Michael Redlin as independent public accountant of Commerce Group Corp.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign as full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                             Dated __________________________________1999



                             ___________________________________________
                             Signature

                             ___________________________________________
                             Signature if held jointly





(Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.)